Exhibit (v)

JOINT FIDELITY BOND AGREEMENT

THIS AGREEMENT is made as of December 31, 2016, by and among certain registered investment companies (the “Funds”) managed by Calvert Research and Management (“CRM”) each listed on Appendix A, as amended from time to time; and certain other non-Fund entities affiliated with CRM (collectively the “CRM Parties”), each listed on Appendix A, as amended from time to time; all of which are named insureds (the “Insureds”) under a joint insured fidelity bond (the “Bond”) issued by one or more insurance companies (the “Insurer”), which may from time to time be amended or replaced:

WHEREAS, CRM acts as investment adviser of the Funds, and may from time to time hereafter act as investment adviser of other funds; and Eaton Vance Distributors, Inc. acts as principal underwriter for certain of the Funds, and may from time to time hereafter act as principal underwriter for certain other funds; and

WHEREAS, each Fund has registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a management investment company; and

WHEREAS, Rule 17g-1(f) under the 1940 Act requires registered management investment companies named as an insured on a joint fidelity bond to enter into certain agreements with the other named insureds; and

WHEREAS, the Insureds each will benefit from its participation in the Bond; and

WHEREAS, the Insureds desire to establish the criteria by which (i) the annual premium shall be allocated among the parties, (ii) parties may be added to the Bond, and (iii) losses in excess of the face amount of the Bond shall be allocated among the parties:

NOW, THEREFORE, it is agreed as follows:

1. Allocation of Premiums. The premium payable on the Bond shall be allocated between the Funds and the CRM Parties in the manner approved by the Board of Trustees/Directors of the Funds (the “Board”), including a majority of the Board who are not “interested persons” of the Funds as defined by Section 2 (a) (19) of the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Trustees/Directors”). The amount of premium allocated to the Funds shall then be allocated among the Funds in the manner approved by the Board, including a majority of the Independent Trustees/Directors. The amount of premium payable by the CRM Parties may be allocated among the CRM Parties as mutually agreed by them.

2. Additional Parties to the Agreement. If the Insurer is willing without additional premium to add as an Insured under the Bond (i) any registered investment company for which CRM hereafter is investment adviser, or (ii) any non-Fund party which qualifies as an insurable party pursuant to Rule 17g-1(b)(3) under the 1940 Act, the parties hereto agree that: (a) such addition may be made, (b) any such registered investment company may become a party to this Agreement and be included within the term “Funds”, and (c) that such affiliate or other party may become a party to this Agreement and be included within the term “CRM Parties”; provided that any party added during the term of the Agreement shall be bound by the terms of the Agreement.

3. Allocation of Claim Proceeds. In the event that the claims of loss of two or more Insureds under the Bond exceed the face amount of the Bond and are deemed to be a Single Loss as defined under the Bond, the following rules for determining, as among the claimants, the priority of satisfaction of the claims under the Bond shall apply:

A.	All claims of the Funds that have been duly proved and established under the Bond shall be satisfied in full before satisfaction of any claims of any non-Fund Insured party.

B.	If the claims of the Funds exceed the face amount of the Bond, the insurance shall be applied to those claims in the following manner:

(i) each Fund shall receive an equitable and proportionate share of the insurance, but in no event less than the amount it would have received had it provided and maintained a single bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act (the “minimum coverage”); and

(ii) any remaining amount of recovery over the minimum coverage shall be applied to the unsatisfied claims of the Funds, in proportion to the relevant Funds’ contributions toward the allocation of the premium paid for the Bond as determined in accordance with Paragraph 1 above.

C. If after giving effect to Paragraph A there remains a portion of the insurance under the Bond available for the satisfaction of claims of parties other than the Funds, such remainder shall be applied as CRM shall determine.

4. Limitations of Liability. All parties hereto agree that any obligation assumed by a business or common law trust hereunder shall be limited to the assets of the trust, and the trustees, shareholders and agents of the trust shall not be liable thereon.

5. Effective Date. This Fidelity Bond Premium Sharing Agreement shall become effective as of December 31, 2016.

IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed by their officers, Directors or Trustees hereunto duly authorized all as of the day and year first above written.

CALVERT RESEARCH AND MANAGEMENT (as agent for the Insureds listed on Schedule A)

By:	/s/ James F. Kirchner
Name:	James F. Kirchner
Title:	Vice President

Schedule A
Effective December 31, 2025

Calvert Research and Management Non-Funds

Eaton Vance Management

Eaton Vance Distributors, Inc.

Calvert Management Series, a series fund consisting of:

Calvert Emerging Markets Focused Growth Fund

Calvert Flexible Bond Fund

Calvert Floating-Rate Advantage Fund

Calvert Global Equity Fund

Calvert Global Small-Cap Equity Fund

Calvert Small/Mid-Cap Fund

Calvert Responsible Municipal Income Fund

The Calvert Fund, a series fund consisting of:

Calvert Core Bond Fund

Calvert High Yield Bond Fund

Calvert Income Fund

Calvert Mortgage Access Fund

Calvert Short Duration Income Fund

Calvert Ultra-Short Duration Income Fund

Calvert Responsible Index Series, Inc., a series fund consisting of:

Calvert International Responsible Index Fund

Calvert US Mid-Cap Core Responsible Index Fund

Calvert US Large-Cap Core Responsible Index Fund

Calvert US Large-Cap Growth Responsible Index Fund

Calvert US Large-Cap Value Responsible Index Fund

Calvert Impact Fund Inc., a series fund consisting of:

Calvert Global Energy Solutions Fund

Calvert Global Water Fund

Calvert Green Bond Fund

Calvert Small-Cap Fund

Calvert Social Investment Fund, a series fund consisting of:

Calvert Balanced Fund

Calvert Bond Fund

Calvert Conservative Allocation Fund

Calvert Equity Fund

Calvert Focused Value Fund

Calvert Growth Allocation Fund

Calvert Moderate Allocation Fund

A-1

Calvert World Values Fund Inc., a series fund consisting of:

Calvert Emerging Markets Advancement Fund

Calvert Emerging Markets Equity Fund

Calvert International Equity Fund

Calvert International Opportunities Fund

Calvert Variable Series, Inc., a series fund consisting of:

Calvert VP SRI Balanced Portfolio

Calvert VP SRI Mid Cap Portfolio

Calvert Variable Trust, Inc., a series fund consisting of:

CVT EAFE International Index Portfolio

CVT Investment Grade Bond Index Portfolio

CVT NASDAQ 100 Index Portfolio

CVT Russell 2000 Small Cap Index Portfolio

CVT S&P 500 Index Portfolio

CVT S&P MidCap 400 Index Portfolio

CVT Volatility Managed Moderate Portfolio

CVT Volatility Managed Moderate Growth Portfolio

CVT Volatility Managed Growth Portfolio

A-2